EXHIBIT 99.2



WSMP, Sagebrush Stock For Stock
Merger Exchange Rate Announced

CLAREMONT, NC (SEPTEMBER 26, 1997) --- WSMP, Inc.,(Nasdaq: WSMP), and Sagebrush, Inc. (Nasdaq: SAGE), have announced the exchange rate established in a letter of intent to pursue WSMP's acquisition of Sagebrush in a stock for stock merger.

     Execution of the letter of intent was announced earlier today and it anticipates that WSMP will issue new shares of common stock to Sagebrush shareholders. The proposed exchange ratio is .3214 shares of WSMP common stock for each share of Sagebrush common stock. The proposed pooling of interests transaction is subject to various conditions including the approval of Sagebrush directors and shareholders.


CONTACT:
David R. Clark, President and Chief Operating Officer, WSMP, Inc.(704)459-7626
L. Dent Miller, President and Chief Operating Officer, Sagebrush, Inc.
(704)459-0821